Delisting Determination, The Nasdaq Stock Market, LLC, August 5, 2025 Secoo Holding Limited.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Secoo Holding Limited effective at the opening of the trading session on August 18, 2025.Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1).The Company was notified of the Staff determination on November 11, 2023. On November 20, 2023 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On February 13, 2024, the hearing was held. On March 10, 2025 the
Panel reached a decision and a Decision letter was issued.
On February 6, 2024 Staff issued an Additional Staff Delist Determination Letter because the Company was in violation of Listing Rule 5550(a)(2).On April 24, 2025, the Panel reached a decision and decided to suspend the Company from the Exchange. The Company security was suspended on April 26, 2025. The Staff determination to delist the Company security became final on June 10, 2024.